Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin Chairman, President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Senior Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash (212) 355-4449 ext. 8603 occ-jfwbk@joelefrank.com	Spencer Hoffman (212) 355-4449 ext. 8928 occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER OF FISCAL 2023 FINANCIAL RESULTS

OCC® Achieves Increases in Net Sales, Gross Profit and Net Income
in Both Second Quarter and First Half of Fiscal 2023
Compared to Prior Year Periods

Roanoke, Va., June 12, 2023 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter ended April 30, 2023.

Second Quarter 2023 Financial Results

Consolidated net sales for the second quarter of fiscal year 2023 increased 14.1% to $19.6 million, compared to net sales of $17.2 million for the same period last year, with increased net sales in the Company’s specialty markets partially offset by decreased net sales in its enterprise market.

Gross profit increased 34.8% to $6.8 million in the second quarter of fiscal year 2023, compared to gross profit of $5.0 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 34.6% in the second quarter of fiscal year 2023 compared to 29.3% in the second quarter of fiscal year 2022.

OCC’s increased gross profit margin reflects the Company’s strong operating leverage, as higher net sales levels are achieved and fixed manufacturing costs are spread over higher sales. This operating leverage positively impacted the Company’s gross profit margin during both the second quarter and first half of fiscal year 2023, when compared to the same periods last year.

Optical Cable Corp.– Second Quarter 2023 Earnings Release

SG&A expenses increased to $5.7 million during the second quarter of fiscal year 2023 and were 28.9% of consolidated net sales, compared to $5.0 million for the second quarter of fiscal year 2022 and 29.3% of consolidated net sales. The increase in SG&A expenses was primarily the result of net increases in employee and contracted sales personnel related costs.

For the second quarter of fiscal year 2023, OCC recorded net income of $2.4 million, or $0.31 per basic and diluted share, compared to a net loss of $228,000, or $0.03 per basic and diluted share, for the second quarter of fiscal year 2022. As detailed below, in addition to improved sales and gross profit, the Company’s results benefited from the gain on insurance proceeds received for damage to property and equipment totaling $1.7 million, which was recorded as other income, net on the Company’s statement of operations during the second quarter of fiscal year 2023.

Fiscal Year-to-Date 2023 Financial Results

Consolidated net sales for the first half of fiscal year 2023 increased 19.8% to $37.9 million, compared to net sales of $31.6 million for the first half of fiscal year 2022. The Company achieved increases in net sales in its specialty markets in the first half of fiscal year 2023, compared to the same period last year, but the increases were partially offset by decreases in its enterprise market.

The Company’s sales order backlog/forward load continues to remain at higher than typical levels, while decreasing to approximately $8.0 million at the end of the second quarter of fiscal year 2023, compared to more than $12.0 million at the end of the fourth quarter of fiscal year 2022.

OCC reported gross profit of $13.3 million in the first half of fiscal year 2023, an increase of 46.5% compared to gross profit of $9.1 million in the first half of fiscal year 2022. Gross profit margin increased to 35.1% in the first half of fiscal year 2023 compared to 28.7% for the same period in fiscal year 2022.

SG&A expenses increased 13.3% to $11.1 million during the first half of fiscal year 2023 from $9.8 million for the first half of fiscal year 2022. The increase in SG&A expenses during the first half of fiscal year 2023 compared to the first half of fiscal year 2022 was primarily the result of increases in employee and contracted sales personnel related costs. SG&A expenses as a percentage of net sales were 29.3% during the first half of fiscal year 2023, compared to 31.0% during the same period in fiscal year 2022.

OCC recorded net income of $3.2 million, or $0.41 per basic and diluted share, for the first half of fiscal year 2023, compared to a net loss of $1.2 million, or $0.16 per basic and diluted share, for the first half of fiscal year 2022. In addition to improved sales and gross profit, the Company’s results benefited from the gain on insurance proceeds received for damage to property and equipment totaling $1.7 million, which was recorded as other income, net on the Company’s statement of operations during the first half of fiscal year 2023.

Gain on Insurance Proceeds

During the second quarter of fiscal year 2023, the Company received insurance proceeds in connection with the office building and its contents at the Company’s Asheville facilities sustaining water damage from a burst pipe at the end of December 2022. The office building damage is separate from the Company’s manufacturing building, which houses the Company’s Asheville manufacturing operations and certain offices at the same location. There was no significant impact to the Company’s operations as a result of this event.

Optical Cable Corp.– Second Quarter 2023 Earnings Release

Insurance proceeds received in excess of expenses incurred through April 30, 2023, a net total of $1.7 million, is included in other income (expense), net as a gain on insurance proceeds received for damage to property and equipment on the Company’s condensed consolidated statement of operations. To the extent the Company incurs expenses in future periods to restore, repair or replace damaged assets, the Company may recognize offsetting losses in those future periods. At this time, the Company does not expect future restoration and repair costs to exceed any insurance proceeds.

Management's Comments

Neil, Wilkin, President and Chief Executive Officer of OCC, said, “The OCC team continued to build on our positive momentum and successfully executed our strategy during the second quarter and first half of fiscal year 2023, delivering strong financial and operational performance. We are pleased to have achieved significant growth by all measures—net sales, gross profit and gross profit margin, as well as income from operations and earnings per share, compared to the same periods in the prior year. Looking ahead, we plan to continue executing our strategic initiatives to drive growth, work efficiently and safely, and drive enhanced shareholder value.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 12, 2023, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 579-2543 in the U.S. or (785) 424-1789 internationally, Conference ID: OCCQ223. For interested individuals unable to join the call, a replay will be available through Monday, June 19, 2023 by dialing (800) 839-6798 or (402) 220-6055. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Optical Cable Corp.– Second Quarter 2023 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp.– Second Quarter 2023 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022

Net sales	$19,620	$17,200	$37,903	$31,641
Cost of goods sold	12,837	12,167	24,599	22,562

Gross profit	6,783	5,033	13,304	9,079

SG&A expenses	5,662	5,036	11,118	9,816
Royalty expense, net	7	7	13	13
Amortization of intangible assets	14	11	27	24

Income (loss) from operations	1,100	(21)	2,146	(774)

Interest expense, net	(286)	(182)	(557)	(341)
Gain on insurance proceeds received for damage to property and equipment	1,696	—	1,696
Other, net	(12)	(30)	55	(41)
Other income (expense), net	1,398	(212)	1,194	(382)

Income (loss) before income taxes	2,498	(233)	3,340	(1,156)

Income tax expense (benefit)	75	(5)	107	8

Net income (loss)	$2,423	$(228)	$3,233	$(1,164)

Net income (loss) per share:
Basic and diluted	$0.31	$(0.03)	$0.41	$(0.16)

Weighted average shares outstanding:
Basic and diluted	7,868	7,487	7,881	7,465

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Optical Cable Corp.– Second Quarter 2023 Earnings Release
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OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2023	October 31, 2022
Cash	$325	$216
Restricted cash	1,518
Trade accounts receivable, net	11,307	10,964
Inventories	23,100	19,439
Other current assets	533	577
Total current assets	36,783	31,196
Non-current assets	9,193	9,362
Total assets	$45,976	$40,558

Current liabilities	$7,664	$7,483
Non-current liabilities	12,745	10,915
Total liabilities	20,409	18,398
Total shareholders’ equity	25,567	22,160
Total liabilities and shareholders’ equity	$45,976	$40,558

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